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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

[X] CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (date of earliest event reported): February 2, 1999


                         Commission File Number: 0-19117


                      IMMULOGIC PHARMACEUTICAL CORPORATION
             (Exact name of registrant as specified in its charter)

            Delaware                                     13-3397957
-------------------------------             ------------------------------------
(state or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


          610 Lincoln Street, Waltham, MA                 02154
     ----------------------------------------           ----------
     (Address of principal executive offices)           (zip code)


                                 (781) 466-6000
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


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ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS

      On February 2, 1999, ImmuLogic Pharmaceutical Corporation (the "Registrant") completed the sale to Cantab Pharmaceuticals plc ("Cantab") of the assets related to its drugs of addiction vaccine programs for the treatment of nicotine and cocaine addiction pursuant to the terms of a Purchase Agreement, dated December 18, 1998 (the "Purchase Agreement"), between the Registrant and Cantab. The assets sold consisted primarily of patents and other intellectual property, as well as certain equipment and materials used in these programs and $6,000,000 in cash. In exchange for these assets, the Registrant received 2,566,845 new Cantab Ordinary Shares of 2p each having a value of approximately $9,000,000, which Ordinary Shares are represented by 855,615 American Depositary Receipts ("ADRs"). In addition, Cantab will pay the Registrant a maximum of $11,000,000 in milestone payments contingent upon successful development of the two programs to the end of Phase II clinical trials. These payments may be made in cash or in additional ADRs or a combination thereof at Cantab's option. Finally, Cantab will also pay the Registrant a share of the net royalties it receives proportionate to the level of worldwide product sales achieved. The amount of consideration paid for the assets was determined as a result of arms-length negotiation between the parties. The transaction is more particularly described in the Purchase Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 1.

      On February 8, 1999, the Registrant announced that it intended to conclude its business activities as soon as practicable, as further described in a press release, a copy of which is attached to this Current Report on Form 8-K as
Exhibit 2.

ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

      (a)   FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

            Not applicable.

      (b)   PRO FORMA FINANCIAL INFORMATION

            Not applicable.

      (c)   EXHIBITS

      Exhibit 99.1   -   Purchase Agreement, dated December 18, 1998, by and
                         between the Registrant and Cantab Pharmaceuticals plc.

      Exhibit 99.2   -   Press Release, dated February 8, 1999.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    /s/ J. Joseph Marr
                                    --------------------------------------------
                                    J. Joseph Marr, M.D.
                                    President and Chief Executive Officer

Date: February 12, 1999